Exhibit 99.1

Contact:

Marvin (Mickey) Goldwasser

Open Solutions Inc.

860.652.3153

mgoldwasser@opensolutions.com

Open Solutions Stockholders Approve Proposed Acquisition of the Company by The Carlyle Group
and Providence Equity Partners

GLASTONBURY, Conn., Jan. 19, 2007 – Open Solutions Inc.® (NASDAQ: OPEN) announced today that the stockholders of the Company voted to adopt the merger agreement providing for the acquisition of Open Solutions by entities affiliated with The Carlyle Group and Providence Equity Partners, two leading private equity firms.  Based upon the preliminary tally of shares voted at a special meeting of its stockholders held today, 15,028,943 shares were voted at the meeting, representing 73.8% of Open Solutions’ outstanding voting shares.  Approximately 99.7% of the shares present and voting, which represents approximately 73.5% of the total number of shares outstanding and entitled to vote, voted in favor of the adoption of the merger agreement.

Under the terms of the merger agreement, Open Solutions stockholders will be entitled to receive $38.00 per share in cash, without interest, for each share of Open Solutions common stock held.  The transaction is anticipated to close on Tuesday, January 23, 2007.

 About The Carlyle Group

The Carlyle Group is a global private equity firm with over $50 billion under management.  Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on technology, aerospace & defense, automotive & transportation, business services, consumer & retail, energy & power, healthcare, industrial and telecommunications & media.  Since 1987, the firm has invested $24 billion of equity in 576 transactions for a total purchase price of $101.8 billion. Carlyle employs more than 740 people in 16 countries.  Recent deals have included the acquisitions of Freescale Semiconductor, Inc., one of the world’s largest semiconductor companies, SS&C Technologies, Inc., a leading provider of highly specialized proprietary software and related services to the financial services industry, Dunkin’ Brands, Inc., a premier franchisor of quick service restaurant concepts, The Hertz Corporation, the largest worldwide car rental brand, and VNU Group B.V., a leading global information and media company.

About Providence Equity Partners Inc.

Providence Equity Partners Inc. is a global private investment firm specializing in equity investments in media and entertainment, communications and information companies around the world. The principals of Providence Equity manage funds with over $20 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1990. Significant investments include SunGard Data Systems Inc., Bresnan Broadband Holdings, LLC, Casema N.V., Com Hem Group, Education Management Corporation, eircom Group plc, Kabel Deutschland GmbH, Metro-Goldwyn-Mayer Inc., Grupo Corporativo ONO, PanAmSat Corporation, ProSieben-Sat.1 Media AG, Recoletos Grupo de Comunicacion S.A., VoiceStream Wireless Corp., Warner Music Group Corp., Western Wireless Corporation and TDC A/S. Providence Equity is headquartered in Providence, RI and has offices in New York, NY and London, UK.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications built on a single centralized Oracle relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, digital documents, Check 21, interactive voice response, network services, Web hosting and design, and payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts, credit unions and financial services providers in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. Visit Open Solutions’ Internet site at www.opensolutions.com.

Open Solutions Inc. is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright 2007 Open Solutions Inc. All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. For example, we have entered into and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.  Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth in Item 1A, “Risk Factors,” in Open Solutions’ Quarterly Report on Form 10-Q for the three months ended Sept. 30, 2006, as filed with the Securities and Exchange Commission.

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Editor’s Note: The correct usage of the company name, Open Solutions Inc., is either referring to it as Open Solutions Inc. or Open Solutions.  Open Solutions no longer uses the acronym of OSI to refer to the company.